UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 11, 2010

HARRIS CORPORATION
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-3863	34-0276860
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1025 West NASA Blvd., Melbourne, Florida		32919
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(321) 727-9100

No Change
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On June 11, 2010, Gary L. McArthur, Senior Vice President and Chief Financial Officer of Harris Corporation ("Harris"), established a written pre-arranged plan to sell shares of Harris stock. The plan was established as part of Mr. McArthur’s long-term strategy for asset diversification and financial, estate and tax planning activities. Mr. McArthur’s plan is intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and Harris’ insider trading policy.

The plan provides for the sale of shares of Harris stock to be awarded (maximum of 11,600 shares) pursuant to the terms of the Performance Share Award granted to Mr. McArthur on August 24, 2007 covering the three-year performance period started June 30, 2007 and ending July 2, 2010, after sufficient shares are withheld for tax withholding. The plan also covers 3,813 shares of Harris stock which will be released to Mr. McArthur upon the vesting on August 24, 2010 of restricted shares granted to Mr. McArthur on August 24, 2007. Subject to minimum price thresholds, such shares will be sold on predetermined dates starting in September 2010, subject to early termination or suspension upon the occurrence of certain specified events. The plan will not reduce Mr. McArthur’s ownership of Harris stock below applicable Harris stock ownership guidelines for executive officers. The transactions under the plan will be disclosed publicly through Form 4 and Form 144 filings with the Securities and Exchange Commission.

Rule 10b5-1 permits individuals to establish pre-arranged stock trading plans when they are not in possession of material non-public information, and allows such pre-arranged trades to be made pursuant to the plan regardless of any subsequent material non-public information that an individual may receive. Using these plans, individuals can prudently and gradually diversify their investment portfolios over time.

Except as may be required by law, Harris does not undertake to report any Rule 10b5-1 plans that may be adopted by any other officers or directors of Harris, nor to report modifications or termination of any such plans including Mr. McArthur’s plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRIS CORPORATION

June 16, 2010	By:	/s/ Scott T. Mikuen

Name: Scott T. Mikuen
Title: Vice President, Associate General Counsel and Secretary